Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement of Mount Logan Capital Inc., formerly known as Yukon New Parent, Inc., on Form S-1 to be filed on or about January 9, 2026 of our reports dated February 13, 2025 and February 20, 2024, on our audits of the consolidated financial statements of 180 Degree Capital Corp. as of December 31, 2024 and December 31, 2023 and for each of the years ended December 31, 2024 and December 31, 2023, respectively.
/s/ EisnerAmper LLP
EISNERAMPER LLP
New York, New York
January 9, 2026